Exhibit 99.1

FOR IMMEDIATE RELEASE

MARTIN MIDSTREAM PARTNERS L.P. ANNOUNCES
RESIGNATION OF BOARD MEMBER

KILGORE, TX, May28, 2010 (GlobeNewswire via COMTEX News Network) – Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP” or the “Partnership”) announced that effective today, John P. Gaylord has resigned his position as a member of the Board of Directors (the “Board”) of Martin Midstream GP LLC, the general partner of the Partnership.

Ruben Martin, President and Chief Executive Officer of Martin Midstream GP LLC, MMLP’s general partner said, “John has left the Partnership to pursue other personal business interests. We are grateful for the time he spent with us and his many contributions during MMLP’s formative years. We wish him well in the future.”

An immediate replacement for Mr. Gaylord on the Board has not yet been announced.

About Martin Midstream Partners L.P. (NASDAQ: MMLP)

Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas gathering and processing and NGL distribution services; marine transportation services for petroleum products and by-products; and the processing, manufacturing, marketing and distribution of sulfur and sulfur-based products.

Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com

Contact:	Joe McCreery, Head of Investor Relations, Martin Midstream Partners L.P. Phone: (903) 812-7989 joe.mccreery@martinmlp.com